Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NASDAQ, INC.

Pursuant to Section 242 of the

General Corporation law of the State of Delaware

NASDAQ, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: Article Sixth of the Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

“ARTICLE SIXTH

A.

A director or officer of Nasdaq shall not be liable to Nasdaq or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

B.

Any repeal or modification of paragraph A shall not adversely affect any right or protection of a director or officer of Nasdaq existing hereunder with respect to any act or omission occurring prior to such repeal or modification.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 14th day of January, 2026.

NASDAQ, INC.

By:	/s/ Erika Moore
Name:	Erika Moore
Title:	Corporate Secretary